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                                                        Exhibit 2

                  Grant Thornton LLP letterhead



July 31, 1996




Securities and Exchange Commission
Washington, D.C.  20549


Re:  Acclaim Entertainment, Inc.
     File No. 0-16986


Dear Sir or Madam:

We have read Item 4 of the Form 8-K of Acclaim Entertainment,
Inc. We believe it should be supplemented and, in part, amended to reflect the following:

With regard to the interim period from September 1, 1995 through July 24, 1996, we were not engaged to perform timely reviews of the fiscal 1996 quarterly consolidated financial statements of the Registrant. On July 17, 1996, however, we were engaged to perform a review of the quarterly consolidated financial statements of the Registrant for each of the first three quarters of the fiscal year ending August 31, 1996 in respect of the Registrant's filing on Form S-3 on behalf of certain selling stockholders. On July 25, 1996, the Registrant orally advised us of our termination as their independent accountants. In connection with such review, certain matters, which were still pending at the time of our termination, may have resulted in additional disagreements and/or reportable events had we completed our procedures. These matters included the following:


     o the recognition and/or disclosure of a settlement offer pertaining to the Lazer-Tron class action litigations.

     o the recoverability assessment pertaining to excess of costs over net assets acquired attributable to Acclaim
          Comics, Inc.

     o the findings of the "internal controls audit" being conducted by KPMG Peat Marwick.


With regard to reportable events, we had issued our Internal

Control Structure/Reportable Conditions letter dated April 15, 1996 (an initial draft of which was provided to the Registrant on January 25, 1996) summarizing reportable conditions and recommendations which specifically addressed the Registrant's quality and depth of financial management, analysis of significant estimates, lack of internal audit function and accounting for capitalized software costs. Further, the reportable conditions discussed therein are those that we had noted as of December 8, 1995 in conjunction with our audit of the Registrant's consolidated financial statements as of and for the year ended August 31, 1995; we have not updated our procedures regarding such matters since that date. We have not discussed with the Audit Committee the subject matter of our Internal Control Structure/Reportable Conditions letter, despite our requests to the Registrant to meet with the Audit Committee for that purpose.

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Securities and Exchange Commission                   July 31, 1996
Re: Acclaim Entertainment, Inc.                           Page Two

With regard to the subject matter of the disagreements set forth in Item 4 which are contained in more detail in our Report to the Audit Committee dated April 15, 1996 (an initial draft of which was provided to the Registrant on January 18, 1996), please be advised that we had a telephonic discussion on December 4, 1995 with the Audit Committee addressing only disagreements that had occurred through that date.

In connection with the Registrant's filing on Form S-3 referred to above, we requested the Proxy Statement for the upcoming Annual Shareholders' meeting which would be incorporated by reference in the Form S-3, thereby forming a part of the registration statement. Professional standards require that we read such information. We were informed by the Registrant as recently as July 23, 1996 that the Proxy Statement was not available for our review. On July 24, 1996, through EDGAR, we independently obtained a copy of such requested Proxy Statement and learned that the Registrant had filed such Proxy Statement with the Securities and Exchange Commission on July 18, 1996. We viewed this as a restriction placed by the Registrant on information requested by us during the conduct of our procedures.

With regard to the Registrant's retention of KPMG Peat Marwick to conduct an "internal controls audit," we did not discuss with the Registrant's Audit Committee and/or senior management. However, as described in our Report to the Audit Committee dated April 15, 1996 (an initial part of which was provided to the Registrant on January 18, 1996), we were informed by management that the Registrant's legal counsel retained KPMG Peat Marwick to assist in responding to the Securities and Exchange Commission's Division of Enforcement. Further, we have no knowledge as to the specific matters on which KPMG Peat Marwick was consulted.


                        *   *   *   *   *

With regard to the following statements by the Registrant in
Item 4 of Form 8-K dated July 24, 1996, we have no basis for agreeing or disagreeing with:

     o    the first sentence of Item 4 with respect to the July
          24, 1996 Board of Directors resolution.

     o the last sentence to the first paragraph of Item 4 with respect to the Registrant's press release and any information contained therein.

     o the last sentence to the second subparagraph (b) of the third paragraph of Item 4 with respect to the matter referred to in such paragraph being resolved with the bank.
     o the sixth paragraph of Item 4 with respect to the May 1996 retention of KPMG to conduct an "internal controls audit."


Very truly yours,

     /s/

GRANT THORNTON LLP